Exhibit 11

                       CCF HOLDING COMPANY AND SUBSIDIARY
                        Computation of Per Share Earnings


                                            Three Months Ended        Nine Months Ended
                                            September 30, 1997        September 30, 1997
                                            ------------------        ------------------


Common stock - shares issued,
   net of 4,168 treasury stock                    820,142                    911,732

Unallocated ESOP shares                           (57,600)                   (61,200)
                                                 --------                   --------

Common stock - shares outstanding                 762,542                    850,532

Weighted average ESOP shares - committed              600                      2,400

Weighted average shares repurchased                    --                    (70,341)
                                                 --------                   --------

Weighted average shares outstanding               763,142                    782,591
                                                 ========                   ========


Net income per share                             $   (.01)                       .05
                                                 ========                   ========
